1290 Trust
N-SAR Attachment for Item-74V.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEM 74V.
FOR PERIOD ENDING: 10/31/2015
Registrant CIK:  00011160168
FILE NUMBER: 811- 10509
 74V.    Net asset value per share (to nearest cent)
Negative answer permitted in this field.

FUND GROUP  Class A   Class C   Class I  Class R
1290 CONVERTIBLE SECURITIES      1290 9.56             -  9.56 9.56
1290 GAMCO SMALL/MID CAP VALUE 1290 10.25 10.27 10.27 10.23
1290 GLOBAL EQUITY MANAGERS    1290 9.71             -  9.72 9.70
1290 HIGH YIELD BOND          1290 9.15 9.15 9.15 9.15
1290 MULTI-ALTERNATIVE STRATEGIES 1290 9.70             -  9.71 9.69
1290 SMARTBETA EQUITY          1290 10.24 10.26 10.26 10.22
1290 UNCONSTRAINED BOND MANAGERS 1290 9.82             -  9.82 9.82